As filed with the Securities and Exchange Commission on January 31, 2005

Registration No. 333-106659

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 8
TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________

American Financial Group, Inc.	Ohio	31-1544320
(Exact Name of Registrant as Specified in Its Charter)	(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

One East Fourth Street
Cincinnati, Ohio 45202
(513) 579-2121
(Address, Including Zip Code, and Telephone Number, Including
Area Code, of Registrants' Principal Executive Offices)

_________________

James C. Kennedy, Esq.
Vice President, Deputy General Counsel and Secretary
American Financial Group, Inc.
One East Fourth Street
Cincinnati, Ohio 45202
(513) 579-2538
Facsimile: (513) 579-0108
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

with copies to:
Mark A. Weiss, Esq.
Keating, Muething & Klekamp, P.L.L.
1400 Provident Tower
One East Fourth Street
Cincinnati, Ohio 45202
(513) 579-6599
Facsimile: (513) 579-6956

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

THIS POST-EFFECTIVE AMENDMENT NO. 8 TO REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(C) OF THE SECURITIES ACT OF 1933, AS AMENDED, MAY DETERMINE.

Prospectus Supplement No. 7 to
Prospectus dated November 24, 2003

$511,015,000 Balance at Maturity of
Senior Convertible Notes due 2033

5,877,490 shares of
Common Stock

        We are supplementing our prospectus dated November 24, 2003, which we refer to as the base prospectus. References to the prospectus include the base prospectus and all supplements to the base prospectus, collectively.

        You should read this prospectus supplement together with the base prospectus and all other supplements to the base prospectus. The base prospectus and all prospectus supplements are to be delivered with any prospectus supplement. Please see “Where You Can Find More Information” in the base prospectus for a listing of the documents incorporated and deemed to be incorporated by reference in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the base prospectus, including all amendments and supplements thereto. The terms of the convertible debentures are set forth in the base prospectus.

        The prospectus relates to $511,015,000 balance at maturity of Senior Convertible Notes due 2033 of American Financial Group, Inc. which were sold by American Financial Group during June 2003. The prospectus also relates to 5,877,490 shares of American Financial Group common stock issuable upon conversion of the notes held by selling securityholders, plus such additional indeterminate number of shares as may become issuable upon conversion of the notes by reason of adjustment to the conversion price in certain circumstances.

        Investing in the notes involves risks, see “Risk Factors” beginning on page 11 of the base prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

        The date of this prospectus supplement is January 31, 2005

        The information appearing under the section entitled “Selling Securityholders” in the prospectus is amended and restated by the information appearing below.

SELLING SECURITYHOLDERS

        The notes originally were issued by us and sold by Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Securities LLC and Credit Suisse First Boston LLC, as the initial purchasers, in transactions exempt from the registration requirements of the Securities Act of 1933 to persons reasonably believed by the initial purchasers to be qualified institutional buyers.

        The selling securityholders may offer all, some or none of the notes and the common stock.

        The table below sets forth the name of each selling securityholder, the principal amounts of notes that may be offered by each selling securityholder under this prospectus and the number of shares of common stock into which the notes are convertible. The notes and the underlying common stock set forth below includes securities that may be sold by pledgees, donees, transferees or other successors in interest to the selling securityholders that receive such securities by pledge, gift, distribution or other non-sale related transfer from the named selling securityholders. The information is based on information provided to us by or on behalf of the selling securityholders on or prior to January 24, 2005.

        The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or common stock since the date on which they provided this information in transactions exempt from the registration requirements of the Securities Act. Information about the selling securityholders may change from time to time. Any changed information will be set forth in prospectus supplements or post-effective amendments, as required.

        Because the selling securityholders may offer all or some portion of the notes or the common stock into which the notes are convertible, we cannot estimate the amount of notes or common stock that may be held by the selling securityholders upon the completion of any sales. For information on the procedure for sales by selling securityholders, read the disclosure under the heading “Plan of Distribution” in the prospectus.

Name of Selling Securityholder	Principal Amount of Notes Beneficially Owned That May Be Sold	Percentage of Notes Outstanding	Number of Shares of Common Stock Beneficially Owned(1)	Number of Shares of Common Stock That May Be Sold Under this Prospectus (1)(2)(3)
Allstate Insurance Company	$ 4,500,000	*	85,657	51,757
Allstate Life Insurance Company .	7,000,000	1.37%	80,511	80,511
AM Master Fund I, L.P.	1,900,000	*	21,853	21,853
AmerUS Life Insurance Co.	13,000,000	2.54	149,521	149,521
Argent Classic Convertible Arbitrage Fund II, L.P.	600,000	*	6,901	6,901
Argent Classic Convertible Arbitrage Fund LP	2,000,000	*	23,003	23,003
Argent LowLev Convertible Arbitrage Fund LLC	1,000,000	*	11,502	11,502
Argent Classic Convertible Arbitrage Fund (Bermuda) Ltd.	5,500,000	1.08	63,259	63,259
Argent LowLev Convertible Arbitrage Fund II, LLC	133,000	*	1,530	1,530
Argent LowLev Convertible Arbitrage Fund Ltd.	5,100,000	1.00	58,658	58,658
Aviva Life Insurance Co.	5,750,000	1.13	66,134	66,134
Bankers Life Insurance Company of
New York	300,000	*	3,450	3,450
Black Diamond Convertible Offshore
LDC	4,575,000	*	52,620	52,620
Black Diamond Offshore Ltd.	2,505,000	*	28,812	28,812
BMO Nesbitt Burns Inc.	2,500,000	*	28,754	28,754
BNP Paribas Equity Strategies, SNC
(4)	1,182,250	*	28,009	13,598
CGNU Life Fund	2,500,000	*	28,754	28,754
Citigroup Global Markets Inc. (4)	10,528,000	2.06	121,089	121,089
Class C Trading Company, Ltd.	700,000	*	8,051	8,051
Commercial Union Life Fund	3,000,000	*	34,505	34,505
CooperNeff Convertible Strategies
(Cayman) Master Fund L.P.	1,178,350	*	13,553	13,553
CQS Convertible & Quantatitive
Strategies Master Fund Ltd.	20,000,000	3.91	230,032	230,032
Credit Suisse First Boston
LLC(4)	50,000	*	575	575
Deutsche Bank Securities Inc.(4)	11,500,000	2.25	132,268	132,268
Dodeca Fund, L.P.	2,720,000	*	31,284	31,284
Double Black Diamond Offshore LDC	12,961,000	2.54	149,072	149,072
FrontPoint Convertible Arbitrage Fund, L.P.	3,000,000	*	34,505	34,505
GMAM Group Pension Trust	10,000,000	1.96	115,016	115,016
HSH Nordbank International, S.A.,
Luxembourg(4)	12,500,000	2.45	143,770	143,770
IL Annuity and Insurance
Company	68,200,000	13.35	784,409	784,409
Inflective Convertible Opportunity
Fund I, L.P.	80,000	*	920	920
J.P. Morgan Securities Inc. (4)	38,500,000	7.53	442,812	442,812
John Deere Pension Trust	1,000,000	*	11,502	11,502
KBC Financial Products USA Inc. (4)	300,000	*	3,450	3,450
Laurel Ridge Capital, LP.	1,300,000	*	14,952	14,952
Lyxor/Convertible Arbitrage Fund
Limited	143,900	*	1,655	1,655
Lyxor/AM Investment Fund Ltd.	350,000	*	4,026	4,026
Lyxor Master Fund	1,000,000	*	11,502	11,502
MAG Mutual Insurance Convertible	125,000	*	1,438	1,438
Man Convertible Bond Master Fund, Ltd.	18,725,000	3.66	215,367	215,367
Medical Liability Convertible	12,750,000	2.50	146,646	146,646
Merrill Lynch Pierce Fenner & Smith, Inc.(4)	13,787,000	2.70	158,573	158,573
MLQA Securities Arbitrage Ltd.(4)	20,000,000	3.91	230,032	230,032
Norwich Union Life & Pensions	4,500,000	*	51,757	51,757
OHIC Convertible Bonds	675,000	*	7,764	7,764
Peoples Benefit Life Insurance
Company - Teamsters	15,500,000	3.03	178,275	178,275
PLICA Convertible (Prof Liab Ins. Co of Amer)	75,000	*	863	863
Princeton Medical Liability	2,250,000	*	25,879	25,879
Privilege Portfolio Sicav	8,000,000	1.57	92,013	92,013
Santoma Arbitrage Master Fund Limited	1,939,000	*	22,302	22,302
Silver Convertible Arbitrage Fund, LDC	600,000	*	6,901	6,901
Singlehedge US Convertible Arbitrage
Fund	333,500	*	3,836	3,836
St. Albans Partners Ltd.	22,500,000	4.40	258,786	258,786
St. Thomas Trading, Ltd.(4)	15,275,000	2.99	175,687	175,687
Teachers Insurance and Annuity
Association of America	27,500,000	5.38	316,294	316,294
Thrivent Financial for Lutherans (4)	5,000,000	*	57,508	57,508
UBS Securities LLC	15,000,000	2.94	172,524	172,524
Worldwide Transactions Limited	459,000	*	5,279	5,279
Xavex Convertible Arbitrage 10 Fund	600,000	*	6,901	6,901
Xavex Convertible Arbitrage 2 Fund	400,000	*	4,601	4,601
Yield Strategies Fund I, L.P.	5,000,000	*	57,508	57,508
Yield Strategies Fund II, L.P.	5,000,000	*	57,508	57,508
Zazore Convertible Arbitrage Fund, L.P.	6,000,000	1.17	69,010	69,010
Zazore Hedged Convertible Fund, L.P.	4,000,000	*	46,006	46,006
Zenith Insurance Company	16,000,000	3.13	284,026	184,026

Total for Listed Selling
Shareholders (5)	$481,050,000	94.14%	5,681,156	5,532,845
Total Issue	$511,015,000	100.0%	(5)	5,877,490

      * Less than 1%

    (1)        No selling securityholder beneficially owns 1% or more of our outstanding common stock, and no selling securityholder will beneficially own 1% or more of our outstanding common stock after the offering of the common stock acquirable upon conversion of the notes.

    (2)        Assumes conversion of all of the selling securityholder’s notes at a conversion rate of 11.5016 shares of common stock per $1,000 aggregate principal amount of notes and a cash payment in lieu of the issuance of any fractional share interest. However, this conversion rate is subject to adjustment as described under “Description of the Notes—Conversion Rights” in the base prospectus. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future.

    (3)        Reflects rounding down of fractional shares of common stock issuable to each selling securityholder upon conversion of the notes.

    (4)        Such selling securityholder has represented to us that it is an affiliate of a broker-dealer. Based solely on written representations received from such selling securityholder, we understand that such entities acquired their notes or underlying common stock in the ordinary course of business and, at the time of the purchase of the notes or the underlying common stock, such selling securityholders had no agreements or understandings, directly or indirectly, with any person to distribute the notes or underlying common stock. To the extent that we become aware that such entities did not acquire their notes or underlying common stock in the ordinary course of business or did have such an agreement or understanding, we will file a post-effective amendment to the registration statement of which the prospectus forms a part to designate such affiliate as an “underwriter” within the meaning of the Securities Act.

    (5)        Table does not include information for selling securityholders that had not submitted information through January 24, 2005.

        None of the selling securityholders listed above has, or within the past three years had, any position, office or any material relationship with us or any of our affiliates.

        Only selling securityholders identified above who beneficially own the notes set forth opposite each such selling securityholder’s name in the foregoing table on the effective date of the registration statement, of which this prospectus forms a part, may sell such securities pursuant to the registration statement. Prior to any use of this prospectus in connection with an offering of the notes or the underlying common stock by any holder not identified above, we will file a further post-effective amendment to the registration statement, of which this prospectus forms a part, to set forth the name and aggregate amount of notes beneficially owned by the selling securityholder intending to sell such notes or the underlying common stock and the aggregate amount of notes or the number of shares of the underlying common stock to be offered. The prospectus, as supplemented, will also disclose whether any selling securityholder selling in connection with such prospectus has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus if such information has not been disclosed herein.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

      Previously provided.

Item 15.    Indemnification of Directors and Officers.

      Previously provided.

Item 16.    Exhibits and Financial Statement Schedules.

Exhibit Number	Description of Document
3.1*	Amended and Restated Articles of Incorporation of AFG (incorporated by reference to Exhibit 3(a)
of AFG's Annual Report on Form 10-K for the year ended December 31, 1997)
3.2*	Code of Regulations of AFG (incorporated by reference to Exhibit 3(b) to AFG's Annual Report on
Form 10-K for the year ended December 31, 1997)
4.1**	Indenture dated June 2, 2003, among AFG, as issuer, AFC, as guarantor, and U.S. Bank National
Association, as trustee, relating to the Senior Convertible Notes due 2033 (including the form of the Senior Convertible Notes)
4.2**	Registration Rights Agreement dated June 2, 2003, among AFG, AFC and Merrill Lynch & Co., Merrill
Lynch, Pierce, Fenner & Smith Incorporated, UBS Warburg LLC and Credit Suisse First Boston LLC
5**	Opinion of Keating, Muething & Klekamp, P.L.L.
8**	Opinion of Akin Gump Strauss Hauer & Feld LLP as to tax matters
12*	Computation of ratios of earnings to fixed charges (incorporated by reference to Exhibit 12 to
AFG's Quarterly Report on Form 10-Q filed for the quarter ended June 30, 2003)
23.1**	Consent of Keating, Muething & Klekamp, P.L.L. (contained in Exhibit 5)
23.2**	Consent of Akin Gump Strauss Hauer & Feld LLP (contained in Exhibit 8)
23.3**	Consent of Ernst & Young LLP
24**	Powers of Attorney (contained on the signature page)
25**	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 of U.S. Bank
National Association

* Incorporated by reference from other documents filed with the Commission as indicated.
** Previously filed

Item 17.    Undertakings.

(a)     The undersigned Registrant hereby undertakes:

    (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)        To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual reports pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Cincinnati, State of Ohio, as of the 31st day of January, 2005.

AMERICAN FINANCIAL GROUP, INC. BY: /s/Carl H. Lindner III —————————————— Carl H. Lindner III Co-Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
*	Chairman of the Board	January __, 2005
______________________	of Directors
Carl H. Lindner

/s/ Carl H. Lindner III	Co-Chief Executive Officer	January 31, 2005
______________________	and Director (Principal
Carl H. Lindner III	Principal Executive Officer)

*	Co-Chief Executive Officer	January __, 2005
______________________	and Director
S. Craig Lindner

*_____________________	Director	January __, 2005
James E. Evans

*_____________________	Director	January __, 2005
Theodore H. Emmerich

*_____________________	Director	January __, 2005
Terry S. Jacobs

*_____________________	Director	January __, 2005
William R. Martin

*_____________________	Director	January __, 2005
William A. Shuzer

*_____________________	Director	January __, 2005
William W. Verity

/s/Keith A. Jensen	Senior Vice President	January 31, 2005
______________________ Keith A. Jensen	(Principal Financial and Accounting Officer

*By:/s/James C. Kennedy	Attorney-in-Fact	January 31, 2005
______________________
James C. Kennedy